Exhibit 21.1

LIST OF SUBSIDIARIES

Subsidiary	Jurisdiction or State of Incorporation	Names Under Which Subsidiary Does Business

First Security Bank of Lexington, Inc. (1)	Kentucky	First Security Bank
First Security Mortgage Company (4)

Peoples Secure, LLC (2)	Kentucky	Peoples Secure, LLC

First Security Capital Management, Inc. (3)	Kentucky	First Security Capital Management, Inc.
1.	As a state chartered bank, First Security Bank of Lexington, Inc. is organized under the laws of the Commonwealth of Kentucky.

2.

Peoples Secure, LLC is a limited liability company that owns certain banking related software that it licenses to other financial institutions. First Security Bancorp, Inc. owns 50% of the members interest in this entity.

3.	First Security Capital Management, Inc. is a wholly owned subsidiary of First Security Bank of Lexington, Inc. and to date has been inactive.

4.

First Security Mortgage Company was operated as a department of First Security Bank of Lexington from March, 2002 to September, 2004. Thereafter, its functions were incorporated into the retail branch operations of the bank.

(The balance of this age is intentionally left blank)